Exhibit 99.1

Somerset Hills Bancorp Selected to Participate in the U.S. Treasury's Capital Purchase Program; to Receive $7.4 Million Investment

•	Tuesday January 20, 2009, 11:00 am EST

BERNARDSVILLE, N.J., Jan. 20, 2009 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (NasdaqGM: SOMH - News), the holding company for Somerset Hills Bank, announced today that it issued $7,414,000 in preferred stock to the U.S. Department of Treasury under the Treasury's Capital Purchase Program implemented under the Emergency Economic Stabilization Act of 2008. As part of the transaction, the Company also issued warrants to the Treasury to purchase 163,065 shares of common stock of the Company with an exercise price of $6.82.

President and CEO Stewart E. McClure, Jr. stated: ``As the Treasury has noted, the CPP program is designed for strong, healthy banks. We are happy to be recognized as meeting these criteria. We are committed to continuing to meet the credit needs of our communities throughout the current economic downturn, and the additional capital from the Treasury will help us meet this goal, strengthen our balance sheet and continue to grow in our communities.''

Under the CPP, the preferred stock has a dividend rate of 5% for the first five (5) years the preferred stock is outstanding. After the fifth anniversary of the Treasury's investment, the preferred stock will have a dividend rate of 9%, if it has not been redeemed. The preferred stock may be redeemed during the first three years it is outstanding with the proceeds of another capital offering qualifying as tier 1 capital, or from any capital source after three years, with the consent of the Company's primary federal regulator. The warrants have a term of ten years.

At September 30, 2008, the Company's leverage ratio, tier 1 and total risk based capital ratios were 13.24%, 14.44% and 15.65%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution. Each of the regulatory capital ratios is expected to increase by approximately 300 basis points from the sale of the preferred stock.

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Long Valley, Madison, Mendham, Morristown, and Summit, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life and health), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions. The common stock of the company is traded on NASDAQ Global Market under the symbol SOMH. You can visit our website at http://www.somersethillsbank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words ``believe,'' ``expect,'' ``intend,'' ``anticipate,'' ``estimate,'' ``project,'' or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake -- and specifically disclaims any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Contact:
Somerset Hills Bancorp
Stewart E. McClure, Jr. President & CEO
908-630-5000